UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2017

NUTRACEUTICAL INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-23731	87-0515089
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Kearns Boulevard, 2nd Floor Park City, Utah	84060
(Address of principal executive officer)	(Zip code)

(435) 655-6106

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                                           Entry into a Material Definitive Agreement.

On May 21, 2017,  Nutraceutical International Corporation, a Delaware corporation (the “Company”), Nutrition Parent, LLC, a Delaware limited liability company (“Parent”), and Nutrition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

The Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a special committee of independent directors, has unanimously determined that it is in the best interests of the Company and its stockholders to enter into the Merger Agreement, declared the Merger Agreement advisable and resolved to recommend that the stockholders of the Company adopt the Merger Agreement and approve the Merger.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Company common stock, par value $0.01 per share (the “Company Common Stock”) issued and outstanding (other than (i) shares held by the Company as treasury stock or owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or Merger Sub and (ii) held by stockholders who properly and validly exercise their statutory rights of appraisal in respect of such shares) will be automatically converted into the right to receive cash in an amount equal to $41.80 per share, without interest thereon (the “Per Share Price”).

The Merger Agreement provides that, at the Effective Time, each Company performance stock unit (“Company PSU”) that is outstanding will be canceled and automatically converted into the right to receive an amount in cash, without interest, equal in value to the Per Share Price multiplied by the aggregate number of shares of Company Common Stock subject to such Company PSU (assuming a maximum level of performance achievable under the terms of the Company PSUs) (the “PSU Cash Payment”), payable in two installments as follows: (i) promptly following the Effective Time, the greater of (A) 50% of the PSU Cash Payment and (B) the number of shares of Company Common Stock subject to the Company PSU that would otherwise vest pursuant to the applicable grant notice multiplied by the Per Share Price (the “PSU Closing Payment”) and (ii) the excess of the PSU Cash Payment over the PSU Closing Payment shall become payable on the earlier of (I) the one-year anniversary of the Effective Time, subject to the continued employment of such holder with Parent, the Company (as the surviving corporation of the Merger) or any of their respective subsidiaries as of such one-year anniversary and (II) the termination of such holder’s employment (A) by the Company without cause (other than due to death or disability) or (B) by such holder for good reason (as such terms are defined in the applicable agreements providing for the foregoing treatment of the Company PSUs).

Pursuant to an equity commitment letter dated May 21, 2017, HGGC Fund III, L.P. has committed to provide to Parent, on the terms and subject to the conditions set forth in the equity commitment letter, immediately prior to the closing of the Merger, an equity contribution of an aggregate amount of $455.7 million.  The Company is a third party beneficiary to the equity commitment letter. In addition, HGGC Fund III, L.P. has executed a limited guaranty in favor of the Company to guarantee, subject to the limitations described therein, the payment of certain monetary obligations that may be owed by Parent pursuant to the Merger Agreement.

The Merger Agreement contains representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements, including, among others, (i) agreements to conduct its and its subsidiaries’ businesses in the ordinary course consistent with past practice during the period between the execution of the Merger Agreement and the Effective Time and not to engage in certain kinds of transactions during this period, (ii) to forego paying its regular dividend or issuing new shares of Company Common Stock during the period between the execution of the Merger Agreement and the Effective Time and (iii) to call a special meeting of the Company’s stockholders to adopt the Merger Agreement.

Due to the Merger Agreement’s restrictions on the Company’s ability to pay dividends or issue stock, the Company Board has indefinitely suspended the payment of all dividends to holders of Company Common Stock and the issuance of shares under the Company’s Direct Stock Purchase Plan.

During the 60-day period from May 21, 2017 and continuing until 12:00 p.m. Eastern time on July 20, 2017 (the “Go-Shop Period”), the Company is permitted to solicit, initiate or encourage any alternative acquisition proposal and engage in, enter into, continue or otherwise participate in any discussions or negotiations with respect to any acquisition proposal. At the end of the Go-Shop Period, the Company will cease such activities, and be subject to customary “no-shop” restrictions on its ability to solicit acquisition proposals from third parties or to provide information to and engage in discussions with a third party in relation to an acquisition proposal, subject to certain customary exceptions to permit the Company Board to comply with its fiduciary duties. However, if a third party has submitted an alternative proposal during the Go-Shop Period that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, is or would reasonably be expected to result in a Superior Proposal (as defined below) (the person making such an alternative proposal, an “Exempted Party”), then the Company Board may continue discussions or negotiations with such Exempted Party until the tenth day after the Go-Shop Period ends (the “Cut-off Date”).

Prior to obtaining the approval of the Company’s stockholders, the Company Board may change its recommendation that stockholders vote to adopt the Merger Agreement in response to (i) any material event, development, discovery, change or circumstance with respect to the Company that (A) was not known to, or reasonably expected by, the Company Board as of the date of the Merger Agreement and (B) does not relate to (x) an acquisition proposal or (y) the mere fact that the Company meets or exceeds any internal or published projections or other financial or operating metrics, or changes in the market price or trading volume of the Company Common Stock or the credit rating of the Company (an “Intervening Event”) or (ii) an acquisition proposal that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms and, if consummated, would be more favorable from a financial point of view to the Company’s stockholders than the Merger (a “Superior Proposal”) (in which case the Company may also terminate the Merger Agreement to enter into such Superior Proposal, subject to certain conditions including payment of the Company Termination Fee, as described below), if, in either case, the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to change its recommendation in such circumstances would be inconsistent with its fiduciary obligations under applicable law.

Before the Company Board may change its recommendation in connection with an Intervening Event or a Superior Proposal, or terminate the Merger Agreement to accept a Superior Proposal, the Company must provide Parent two business days’ notice in the case of an Intervening Event or three business days’ notice in the case of a Superior Proposal that the Company Board intends to change its recommendation, during which period the Company will negotiate with Parent (to the extent Parent desires to do so) to make adjustments to the terms and conditions of the Merger Agreement so as to permit the Company Board to determine that the failure to change its recommendation in respect of the Intervening Event would no longer be inconsistent with its fiduciary duties or that the acquisition proposal no longer constitutes a Superior Proposal.

The completion of the Merger is subject to the satisfaction or waiver of certain customary conditions, including, among others: (i) the adoption of the Merger Agreement by the Company’s stockholders, (ii) expiration or termination of any waiting periods applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976,  or all requisite consents pursuant thereto have been obtained, (iii) the absence of any law or order restraining, enjoining or otherwise prohibiting the Merger, and (iv) the absence of a Company material adverse effect. The Merger is not subject to approval by the stockholders of Parent or to any financing condition, and Parent represents and warrants in the Merger Agreement that the proceeds of the equity financing when funded in accordance with the equity commitment letter, together with available cash of the Company at closing, will be sufficient to fund all of Parent’s payment obligations under the Merger Agreement and in connection with the transactions contemplated thereby.

The Merger Agreement contains certain termination rights for the Company and Parent, including, among others, (i) by mutual agreement of the parties to terminate, (ii) by either party if any law or order permanently prohibits consummation of the Merger, the Effective Time has not occurred by 11:59 p.m., Pacific time, on November 21, 2017 (the “Termination Date”) or the requisite approval of the Company’s stockholders is not obtained at the stockholder meeting, (iii) by either party if the other party has breached or failed to perform in any material respect any of its representations and warranties or covenants under the Merger Agreement such that a closing condition is not satisfied (subject to notice and cure and other customary exceptions), (iv) by Parent if the Company Board changes its recommendation to the Company’s stockholders and (v) by the Company to accept a Superior Proposal or if Parent fails to close the Merger when required to do so under the Merger Agreement.

Upon termination of the Merger Agreement under specified circumstances, including by the Company to accept a Superior Proposal, the Company will be required to pay Parent a fee (the “Company Termination Fee”) of (i) $5.3 million in the case of a termination to accept a Superior Proposal from an Exempted Party prior to the Cut-off Date or (i) $12 million in the case of a termination (A) to accept a Superior Proposal with any other party or after the Cut-off Date, or (B) if the Company Board changes its recommendation to the Company’s stockholders.  The Merger Agreement also provides that Parent will pay the Company a fee of $24 million if Parent or Merger Sub willfully breaches the Merger Agreement or fails to consummate the Merger when required to do so under the Merger Agreement.

In connection with the execution and delivery of the Merger Agreement, Parent and Merger Sub entered into a voting and support agreement (the “Voting Agreement”) with each of Frank W. Gay II, the Company’s Chairman and Chief Executive Officer, and Jeffrey A. Hinrichs, the Company’s Chief Operating Officer and a member of the Company Board, who collectively own approximately 10.4% of the outstanding shares of Company Common Stock.  Under the Voting Agreement, each of Messrs. Gay and Hinrichs agreed, during the term of the Voting Agreement, to vote his shares of Company Common Stock (i) in favor of the adoption of the Merger Agreement and any non-binding advisory vote on “golden parachute” executive compensation arrangements and/or (ii) against (A) any action or agreement which could reasonably be expected to result in any of the Company’s closing conditions under the Merger Agreement not being fulfilled and (B) any acquisition proposal other than an offer or proposal by Parent or Merger Sub.  Among other events, the Voting Agreement will terminate if the Company Board changes its recommendation in favor of the Merger Agreement or the Merger Agreement is terminated pursuant to and in accordance with its terms.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete, and is qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Merger Sub. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement have been made solely for the benefit of the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided by each of the Company and Parent in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company and Parent rather than establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement should not be relied upon as characterizations of the actual state of facts about the Company or Parent.

Item 8.01                                           Other Events

On May 22, 2017, the Company and Parent issued a joint press release announcing the entry by the Company, Parent and Merger Sub into the Merger Agreement (the “Press Release”).  A copy of the Press Release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

On May 22, 2017, the Company issued a frequently asked questions and answers about the transaction, which is attached hereto as Exhibits 99.2 and incorporated herein by reference.

Additional Information and Where to Find It

This filing may be deemed solicitation material in respect of the proposed acquisition of the Company by Parent.  In connection with the Merger, the Company plans to file with the Securities and Exchange Commission and furnish its stockholders a proxy statement.  Additionally, the Company will file other relevant materials with the Securities and Exchange Commission in connection with the proposed transaction.

The materials to be filed by the Company with the Securities and Exchange Commission may be obtained free of charge at the Securities and Exchange Commission’s web site at www.sec.gov.  In addition, stockholders also may obtain free copies of the proxy statement from the Company by contacting Nutraceutical Investor Relations at 1400 Kearns Blvd., 2nd Floor, Park City, UT  84060, telephone number (435) 655-6106 or investor@nutraceutical.com.  INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER.

Participants in the Solicitation

The Company and its directors, executive officers and other members of management and employees, under the Securities and Exchange Commission rules, may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the proposed Merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s proxy statement for its 2017 annual meeting of stockholders and the proxy statement and other relevant materials which may be filed with the Securities and Exchange Commission in connection with the Merger when and if they become available. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the proxy statement relating to the merger when and if it becomes available. Additional information regarding the Company’s executive officers and directors in the solicitation is available by reading the Company’s proxy statement for its 2017 annual meeting of stockholders.

Forward Looking Statements

Any statements in this current report on Form 8-K about future events or future results, the expected timing of the completion of the proposed Merger and the ability to complete the proposed Merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of the Merger could vary materially as a result of a number of factors, including, but not limited to: (i) the possibility that competing offers will be made; (ii) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; and (iii) the inability to complete the proposed Merger due to the failure to obtain stockholder approval for the proposed Merger or the failure to satisfy other conditions to completion of the proposed Merger. Other factors that may cause actual results to differ materially include those set forth in the reports that Nutraceutical files from time to time with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended September 30, 2016 and quarterly and current reports on Forms 10-Q and 8-K. These forward-looking statements reflect Nutraceutical’s expectations as of the date of this Form 8-K. Nutraceutical undertakes no obligation to update the information provided herein.  These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 21, 2017, by and among Nutrition Parent, LLC, Nutrition Sub, Inc. and Nutraceutical International Corporation†

99.1	Press Release, dated May 22, 2017

99.2	Frequently Asked Questions and Answers About Announced Pending Transaction with HGGC, issued May 22, 2017

†                                         Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 22, 2017

NUTRACEUTICAL INTERNATIONAL CORPORATION

By:	/s/ Cory J. McQueen
Name:	Cory J. McQueen
Title:	Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 21, 2017, by and among Nutrition Parent, LLC, Nutrition Sub, Inc. and Nutraceutical International Corporation†

99.1	Press Release, dated May 22, 2017

99.2	Frequently Asked Questions and Answers About Announced Pending Transaction with HGGC, issued May 22, 2017

†                 Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.